Exhibit 99.1

SAN JUAN CAPISTRANO, CA--(Marketwire - 09/22/10) - Management Energy, Inc. (OTC.BB:MMEX - News) announced today that it has signed a definitive merger agreement with Maple Carpenter Creek Holdings, Inc. which will create a combined coal company with control of the surface rights of an estimated 345 million tons and the mineral rights of an estimated 83 million tons of thermal coal in the U.S. and the right of up to an estimated 50 million tons of high quality metallurgical coal in Columbia.

The closing of the merger agreement is subject to certain conditions and is expected to close within the next 24 hours.

Under the terms of the merger agreement, at closing the owners of Maple Carpenter Creek Holdings will receive 65,000,000 shares of Management Energy common stock and an additional 15,000,000 shares of common stock that will vest on certain milestones.

The new MMEX will be based in Dallas, Texas.

About Management Energy, Inc.: Based in San Juan Capistrano, CA, Management Energy, Inc. is an exploration stage company engaging in the exploration extraction and distribution of coal.

Information About Forward-Looking Statements: This press release contains or incorporates by reference "forward-looking statements" including certain information with respect to plans and strategies of Management Energy, Inc. For this purpose, any statements contained herein or incorporated herein by references that are not statements of historical fact may be deemed forward looking statements. Without limiting the foregoing, the words "believes," "suggests," "anticipates," "plans," "expects," and similar expressions are intended to identify forward looking statements. There are a number of events or actual results of Management Energy, Inc. operations that could differ materially from those indicated by such forward-looking statements.